Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
February 24, 2016	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2015 Earnings of $3,061,110

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2015 and the full year.

For the quarter ended December 31, 2015, net income totaled $794,153 or $0.19 per fully diluted share, compared with $1,284,702 or $0.31 per fully diluted common share earned during the fourth quarter of 2014.

The decrease in quarterly earnings results from a decrease in noninterest income and an increase in the provision for loan losses and noninterest expense.

Net interest income increased by 5.3 percent from $2,464,213 in the fourth quarter of 2014 to $2,595,079 for the same period in 2015 due to loan growth. The net yield on average interest-earning assets remained relatively stable decreasing from 4.16 percent in the fourth quarter of 2014 to 4.09 percent in the fourth quarter of 2015. Noninterest income decreased 39.0 percent to $800,542, compared to $1,312,764 reported for the quarter ended December 31, 2014. Tax exempt life insurance proceeds of approximately $419,000 recorded in December of 2014 was the reason for the significant decrease.

The provision for loan losses increased from $78,911 in the fourth quarter of 2014 to a provision of $156,728 for the same period in 2015. This is the result of higher loan growth in the fourth quarter of 2015 than in the fourth quarter of 2014. Total loans increased $2,808,324 in the fourth quarter of 2015 compared to $618,996 in 2014.

Noninterest expenses increased from $1,897,067 in the fourth quarter of 2014 to $1,988,960 in the fourth quarter of 2015. This increase is attributable to the opening of the Bank’s full service branch in Elkin, North Carolina in the fourth quarter of 2015 and the associated expense of personnel, occupancy expense, equipment expense and data processing expense.

For the year ended December 31, 2015, the Company reported net income of $3,061,110, or $0.73 per fully diluted common share. This represents an 11.1 percent decrease in profitability from year-end 2014, when the Company reported earnings of $3,443,569, or $0.82 per fully diluted common share. This decrease was attributable to a reduction noninterest income. Net interest income increased 5.3 percent from $9,466,418 for the 2014 year-end to $9,968,598 at year-end 2015, due to loan growth and relatively stable net asset yields. Noninterest income decreased 16.5 percent to $2,718,155 in 2015, compared to $3,255,349 reported for the year ended December 31, 2014. This decrease was due to the aforementioned fourth quarter life insurance proceeds and a reduction in gains on the sale of government guaranteed loans. Combined the reduction from these two sources was $546,512. The provision for loan losses increased from $211,863 in 2014 to $242,445 in 2015 primarily due to loan growth.

Noninterest expenses increased 4.7 percent, from $7,315,221 in 2014, to $7,658,670 in 2015. The majority of the increase results from cost associated with the opening of a new full service branch and an increase in expenses associated with foreclosed assets.

Loan loss reserves were $3,626,908 or 1.80 percent of total loans as of December 31, 2015. Non-performing assets were 0.61 percent of total assets at December 31, 2015, compared to 1.29 percent on that date in 2014. At December 31, 2015, the allowance for loan loss reserves equals 103.2 percent of impaired and non-performing assets, net of government guarantees compared to 114.6 percent at the end of 2014.

Total assets were $257,776,555 as of December 31, 2015, an increase of 1.8 percent from $253,201,323 reported as of December 31, 2014. Total deposits were $212,687,961 at year-end 2015, an increase of 2.9 percent from the $206,666,581 reported at the end of year of 2014. Net loans increased 4.4 percent to $197,904,895, compared to $189,549,072 as of December 31, 2014.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain and 393 CC Camp Road, Elkin, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 717 Main Street in North Wilkesboro, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	December 31, 2015	December 31, 2014
	(unaudited)
Total assets	$257,777	$253,201
Total loans	201,532	193,104
Investments	39,877	43,510
Deposits	212,688	206,667
Borrowed funds	2,750	6,250
Stockholders’ equity	38,671	36,771
Non-performing assets to total assets	0.61%	1.29%
Loans past due more than 90 days to total loans	0.63%	0.03%
Allowance for loan losses to total loans	1.80%	1.84%
Book value per common share	$9.80	$9.27

SURREY BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2015	2014	2015	2014
Interest income	$2,865	$2,779	$11,104	$10,816
Interest expense	270	315	1,135	1,350
Net interest income	2,595	2,464	9,969	9,466
Provision for loan losses	157	79	242	212
Net interest income after provision for loan losses	2,438	2,385	9,727	9,254
Noninterest income	801	1,313	2,718	3,255
Noninterest expense	1,989	1,897	7,659	7,315
Net income before taxes	1,250	1,801	4,786	5,194
Provision for income taxes	456	516	1,725	1,751
Net income	794	1,285	3,061	3,443
Preferred stock dividend declared	46	46	183	183
Net income available to common shareholders	$748	$1,239	$2,878	$3,260
Basic net income per share	$0.21	$0.35	$0.81	$0.92
Diluted net income per share	$0.19	$0.31	$0.73	$0.82
Return on average total assets (1)	1.17%	2.02%	1.17%	1.38%
Return on average total equity (1)	8.11%	13.96%	8.01%	9.65%
Yield on average interest earning assets	4.51%	4.69%	4.55%	4.68%
Cost of funds	0.47%	0.59%	0.51%	0.64%
Net yield on average interest earning assets	4.09%	4.16%	4.09%	4.10%
Overhead efficiency ratio	58.57%	50.23%	60.37%	57.50%
Net charge-offs/average loans	0.05%	0.09%	0.09%	0.02%

(1)	Annualized for all periods presented.